For fiscal year ended (a) December 31, 1997
File number (c) 811-2896


                          SUB-ITEM 77J


 Revaluation of Assets or Restatement of Capital Share Account

      The Target Portfolio Trust accounts  for
and  reports for distributions to shareholders
in   accordance  with  American  Institute  of
Certified Public Accountants (AICPA) Statement
of  Position  93-2: Determination, Disclosure,
and   Financial   Statement  Presentation   of
Income,  Capital Gain, and Return  of  Capital
Distributions  by  Investment  Companies.  The
effect of applying  this Statement of Position
on  the  International Bond  Portfolio,  Total
Return  Bond  Portfolio, and Intermediate-Term
Bond Portfolio was to reclassify $(2,982,883),
$(248,935), and $28,416, respectively, of  net
foreign currency gains/losses to undistributed
net  investment  income from  accumulated  net
realized     gains(losses).     The      Large
Capitalization Growth reclassified $12,653  of
net    operating   losses   and   $8,632    of
distributions in excess of realized  gains  to
paid-in   capital  in  excess  of  par.    The
International   Bond  Portfolio   reclassified
$1,275,393 of net operating losses to  paid-in
capital  in  excess of par.  In addition,  the
Small    Capitalization    Growth    Portfolio
reclassified $558,010 of net operating  losses
to   accumulated  net  realized  gains.    The
International   Equity   Portfolio   increased
undistributed   net   investment   income   by
$3,557,051, decreased accumulated net realized
gains  by  $3,550,405 and decreased  paid  -in
capital  by $6,646 for transactions  involving
foreign securities and currencies.  The  Large
Capitalization  Growth Portfolio  reclassified
$39,675   of  dividends  in  excess   of   net
investment income to paid-in capital in excess
of  par.   Lastly,  the  Small  Capitalization
Value   Portfolio  reclassified   $94,907   of
dividends  in excess of net investment  income
to  accumulated  net realized gains  (losses).
Current   year  net  investment  income,   net
realized gains (losses) and net assets were not affected by this statement.